Exhibit 99.1

EVERTEC ANNOUNCES THE APPOINTMENT OF FRANK D’ANGELO TO BOARD OF

DIRECTORS

SAN JUAN, PUERTO RICO – September 9, 2013 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that Frank D’Angelo was appointed to the Company’s Board of Directors.

Frank D’Angelo’s career spans 35 years in the financial services and payments industries. Most recently Mr. D’Angelo was Executive Vice President of the Payment Solutions Group at Fidelity National Information Services (NYSE: FIS) from 2009 to 2012. Prior to combination with FIS in 2009, Mr. D’Angelo was President of the Payment Solutions Group at Metavante Technologies where he also held other various senior leadership positions during his 12 year tenure at the company. Mr. D’Angelo also served 20 years with Diebold Corporation, where he held several executive management positions including CEO of Diebold Mexico.

“We are pleased to welcome Frank to the EVERTEC Board,” said Marc E. Becker, Chairman of the Board. “Frank has deep experience operating payment businesses globally and brings to EVERTEC significant industry knowledge and strategic management insights that will be assets going forward.”

Mr. D’Angelo replaces Thomas M. White on the Board in connection with the Company’s satisfaction of NYSE director independence requirements. Mr. White has been a director of EVERTEC since March 2011.

“On behalf of the Board, I would like to thank Tom for his support, leadership and partnership over the past two and a half years and wish him the best in his future endeavors,” concluded Marc E. Becker.

About EVERTEC, Inc.

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually, and manages the electronic payment network for over 4,100 automated teller machines (“ATM”) and over 104,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions and believes its business is well positioned to continue to expand across the fast growing Latin American region. For more information, visit http://www.evertecinc.com.

Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com